Contact:
Investors:	Media:
Risa Fisher	Jennifer Meyer Newman
201-414-2002	212-624-3912
rfisher@emdeon.com	jnewman@emdeon.com
EMDEON CORPORATION ANNOUNCES FINAL
RESULTS OF ITS TENDER OFFER
     ELMWOOD PARK, NJ (December 28, 2005) — Emdeon Corporation (Nasdaq: HLTH) announced today the final results of its tender offer to purchase up to 60,000,000 shares of its common stock at a price of $8.20 per share, which expired at 12:00 midnight, New York City time, on December 21, 2005. As previously announced, Emdeon exercised its right to purchase an additional 2% of its outstanding shares without extending the tender offer and has accepted for purchase 66,900,000 shares, including all “odd lots” properly tendered, at a purchase price of $8.20 per share, for a total cost of approximately $548.6 million.
     Based on the final tabulation by American Stock Transfer & Trust Company, the Depositary for the tender offer, 90,165,663 shares of common stock were properly tendered and not withdrawn or tendered conditionally. Emdeon has been informed by the Depositary that, after giving effect to the priority for “odd lots,” the final proration factor is approximately 74.105%.
     The Depositary will promptly issue payment for the shares validly tendered and accepted for purchase and will return all other shares tendered and not accepted for purchase.
     Innisfree M&A Incorporated acted as Information Agent for the tender offer.
About Emdeon
Emdeon is a leading provider of business, technology and information solutions that transform both the financial and clinical aspects of healthcare delivery. At the core of Emdeon’s vision is the commitment to connect providers, payers, employers, physicians and consumers in order to simplify business processes, to provide actionable knowledge at the right time and place and to improve healthcare quality.
Emdeon Business Services provides revenue cycle management and clinical communication solutions that enable payers, providers and patients to improve healthcare business processes. Emdeon Practice Services provides physician practice management and electronic health record software and services that increase practice efficiency and enhance patient care. WebMD Health provides health information services for consumers, physicians, healthcare professionals, employers and health plans through its public and private online portals and health-focused publications. Porex is a developer, manufacturer and distributor of proprietary porous plastic products and components used in healthcare, industrial and consumer applications.

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All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; the amount and timing of the benefits expected from strategic initiatives and acquisitions or from deployment of new or updated technologies, products, services or applications; and other potential sources of additional revenue. These statements are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; operational difficulties relating to combining acquired companies and businesses; our ability to form and maintain mutually beneficial relationships with customers and strategic partners; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet, information technology and plastics industries, including matters relating to the Health Insurance Portability and Accountability Act of 1996 (HIPAA); and our ability to attract and retain qualified personnel. Further information about these matters can be found in our Securities and Exchange Commission filings. We expressly disclaim any intent or obligation to update these forward-looking statements.
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WebMD®, WebMD Health®, Emdeon™, Emdeon Business Services™, Emdeon Practice Services™ and POREX® are trademarks of Emdeon Corporation or its subsidiaries.

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